Exhibit 10.20

December 12, 2007

PERSONAL & CONFIDENTIAL

Annemarie Tierney
[Home address redacted]

Dear Annemarie:

I am pleased to extend this offer of employment to you as the General Counsel and Corporate Secretary of NYFIX, Inc. (“NYFIX” or the “Company”) at our 100 Wall Street location. In your new position, you will report to both the Chief Executive Officer and Chief Financial Officer of NYFIX. Your initial job duties shall be as set forth on attachment A. Your start date is to be January 14, 2008.

You will be compensated at a base salary at the annual rate of $250,000, payable in accordance with NYFIX’s ordinary payroll practices. In addition, you will receive a sign-on bonus of $100,000, minus applicable withholdings, payable on February 6, 2008. This payment will be subject to full repayment to NYFIX in the event you voluntarily terminate your employment without Good Reason or are terminated for Cause (as defined on Attachment “A”) within the first twelve (12) months of your employment. Commencing in calendar 2008, you will also be eligible to receive, pursuant to the annual management bonus program maintained by NYFIX for similarly situated employees, annual incentive compensation in the form of a bonus payable in cash targeted at $150,000 for 2008. Your bonus will be based upon performance against targets to be determined by NYFIX.

Pending (and promptly in the ordinary course after) adoption by the Company’s Compensation Committee, Board of Directors and Shareholders, of NYFIX’s 2007 Equity Incentive Plan (the “Plan”), and its effectiveness, you will be entitled to an initial equity award thereunder as follows: 25,000 time based restricted stock units and 150,000 time-based options (the terms of which will be as set forth on the attached forms of grant).

You will be eligible to receive four (4) weeks of vacation each calendar year, prorated for 2007 (if applicable).

Subject to the terms and conditions of the Articles of Association and By-Laws of the Company (in each case, as in effect from time to time), the Company agrees to indemnify and hold you harmless to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission. In connection therewith, you shall be entitled to the protection of insurance policies, which the Company shall maintain at commercially reasonable levels, for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been an officer or employee of the Company. This provision shall survive any termination of your employment with the Company.

NYFIX offers employees and their eligible dependents a variety of group health insurance benefits, the premium costs of which are currently shared by employees and NYFIX. Coverage under these programs commences on the first day of employment. Information regarding these programs and other company benefits along with guidelines concerning employment may be found in NYFIX’ Employee Handbook, a copy of which is issued at the beginning of one’s employment and is available at any time from NYFIX’ Human Resources department.

I would appreciate your considering our offer and advising me of your decision by December 14, 2007. NYFIX will be unable to hold the offer open beyond this date. This offer is contingent upon your providing the Company sufficient proof of your authorization to work in the United States. On your first day of work please bring documents sufficient to complete the required U.S. Citizenship and Immigration Services I-9 form. For your convenience, a list of acceptable documents is attached to this letter.

You should be aware that NYFIX employees are not permitted to make any unauthorized use of documents or other information in their employment with NYFIX which could properly be considered or construed to be confidential or proprietary information of another individual or company. Likewise, NYFIX employees may not bring with them any confidential documents or other forms of tangible confidential information onto the premises of NYFIX relating to their prior employer(s)’ business.

This letter will also confirm that (a) you have furnished to NYFIX or its’ counsel a copy of any existing employment agreements you may have with any prior employer(s), and (b) you are subject to no contractual or other restriction or obligation which is inconsistent with your accepting this offer of employment and performing your duties.

As an inducement to cause NYFIX to extend this employment offer you must sign the accompanying documents (the “Ancillary Agreements”) that set forth the obligations you will have to NYFIX upon becoming an employee concerning, generally, non-competition with NYFIX, non-solicitation of NYFIX’ clients or employees, the ownership of inventions and intellectual property and confidential treatment of NYFIX information. You also must sign the accompanying arbitration agreement.

To the extent not inconsistent with the terms of this letter agreement and the Ancillary Agreements, your employment with NYFIX will be governed by the company’s policies and procedures which may change from time to time. As set forth above, you should consult the Employee Handbook with respect to questions concerning the terms and conditions of your employment. In addition, due to the technically sophisticated nature of its business, NYFIX has a number of policies regarding use of and access to its computer and other electronic systems. By accepting this offer of employment you are agreeing that you will abide by and remain familiar with NYFIX’ various policies and procedures that will be applicable to you.

While we certainly hope that your employment with NYFIX will be long and mutually rewarding, this offer is not a guarantee of employment for a specific period of time. You should understand that you are an employee at-will, which means that either you or NYFIX may terminate your employment for any reason, at any time, with or without notice. Please understand that no supervisor, manager or representative of NYFIX other than the Chief Executive Officer or the Chief Financial Officer has the authority to enter into any agreement with you for employment for any specified period of time or to make any promises or commitments contrary to the forgoing. Further, any employment agreement entered into by the Chief Executive Officer or the Chief Financial Officer shall not be enforceable unless it is in a formal written agreement and signed by you and one of these designated company representatives. Notwithstanding the above, in the event you voluntarily terminate your employment with Good Reason or the Company terminates your employment without “Cause” (as defined on Attachment “A”), you will receive (i) a lump sum cash payment in the payroll period next following your termination date equal to twelve (12) months’ base pay at your then-current rate, less required withholdings, (ii) reimbursement for your out-of-pocket COBRA expense during the severance period, and (iii) acceleration of outstanding unvested equity as provided under the terms set forth on the attached forms of grant, provided that you execute a release document a form reasonably similar to that attached hereto to as Exhibit B (a “Release”).

This offer constitutes the entire understanding and contains a complete statement of all the agreements between you and NYFIX and supersedes all prior and contemporaneous verbal or written agreements, understandings or communications.

Thank you for your interest in employment with NYFIX. We look forward to hearing from you soon. Meanwhile, if you have any questions regarding our offer or NYFIX more generally, please contact me.

Very truly yours,

/s/ P. Howard Edelstein

P. Howard Edelstein
Chief Executive Officer

Accepted and Agreed:

/s/ Annemarie Tierney
Annemarie Tierney

December 14, 2008
[Date]

Attachment A

Responsibilities:

CEO
•	Advise and counsel senior management on legal, strategic and business affairs matters, partnering on large projects, acquisition/merger/divestiture management and negotiations.
•
Serve as Company’s Corporate Secretary, responsible for all corporate governance matters (Board of Directors, Board Committees) - resolutions, minutes, books, records, documentation, filings.   With the help of the Assistant Corporate Secretary will set up and attend all Board of Directors meetings and certain Board Committee meetings and will prepare material for Board of Directors and Board Committee meetings.

•
Member of Investment Committee and assist with management of Administrative Team meetings, including managing and maintaining agenda and follow-up action items for the Administrative and Leadership Teams.

•	Other duties as and if needed

CFO
•	Advise and counsel senior management on legal, strategic and business affairs matters, partnering on large projects, acquisition/merger/divestiture management and negotiations.
•	Consult with senior management to identify and resolve legal issues and recommend resolutions and settlements.
•	Manage legal department personnel and budget, develop and manage legal policies and procedures.
•	Manage (a) SEC disclosure and reporting compliance and (b) brokerage compliance and risk management matters.
•	Manage relationships with outside counsel. Develop legal strategies. Oversee all litigation handled by outside counsel. Oversee outside counsel.
•	Provide legal advice and counsel to Company and personnel in diverse matters affecting day-to-day business operations.
•	Other duties as and if needed

Definitions:

The term “Good Reason” shall mean the occurrence of any of the following events: (i) a diminution in your title or a material diminution in your duties, authority, or responsibilities; (ii) a reduction in your base salary or bonus opportunity (in total); (iii) a relocation of your principal office of more than fifty (50) surface miles (iv) a change in your reporting responsibilities away from either or both NYFIX’s CEO and/or CFO.; or (v) any other material breach of this Agreement.

The term “Cause” shall mean (i) any act of gross negligence or willful misconduct on your part in the course of your employment hereunder, which is materially and demonstrably injurious to the business or reputation of the Company and its affiliates; (ii) your willful failure or refusal to perform in any material respect your duties and responsibilities under this letter agreement; (iii) misappropriation by you of any assets or business opportunities of the Company or any of its Affiliates; (iv) embezzlement or fraud committed by you or at your direction; (v) your conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to a felony; or (vi) your breach of any material provision of this letter agreement. For purposes of this definition, no act or failure to act shall be deemed “willful” unless done or omitted in bad faith or without a reasonable belief that such act or omission was in the best interests of the Company.